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                                                                 EXHIBIT 10.28


                              AMENDMENT AND RENEWAL
                                       OF
                         CONSULTING AND OPTION CONTRACT


This Contract is between Rockford Corporation, an Arizona corporation ("Rockford") and Grisanti, Galef & Goldress, Inc., a Nevada corporation ("3G"). Rockford and 3G agree as follows:

1     RECITALS.

      1.1 Rockford Business. Rockford manufactures and distributes high quality car and professional audio products under various brand names including "Rockford-Fosgate", "Hafler Professional", "Rockford Acoustic Designs", and "Connecting Punch."

      1.2 3G Consulting Services. 3G is in the business of providing executive and other consulting services. 3G has provided services to Rockford pursuant to (a) a letter agreement dated February 8, 1992, and accepted by 3G on February 10, 1992, and (b) a Consulting and Option Contract dated March 10, 1993 (the "Prior Contracts"). Pursuant to the Prior Contracts, 3G has provided executive and consulting services to Rockford through W. Gary Suttle ("Suttle"), one of 3G's associates.

      1.3 Related Agreement. This Contract is related to a contemporaneous Agreement (the "Agreement"), between Suttle, Rockford, and Monument Investors Limited Partnership ("Monument") the principal stockholder of Rockford. The Agreement (a) grants to Suttle an Option to purchase 185,000 shares of Rockford common stock held by Monument,
            (b) requires that Suttle devote "full time" to his services for Rockford, and (c) establishes certain non-compete and other obligations. A copy of the Agreement is attached as Exhibit 1 and made a part of this Contract.

2 CONSULTING SERVICES AGREEMENT. For a term of not less than 5 years from August 1, 1995, 3G will provide executive and advisory services to Rockford through Suttle and through its other associates (with Rockford's advance approval). Suttle will work for Rockford on a "full time" basis as defined in the Agreement.

      2.1 Nature of Required Services. Rockford, 3G, and Suttle will from time to time agree on the exact nature of the consulting services to be performed under this Contract.

      2.2 Suttle's Position. Suttle will serve as Director, President, and CEO of Rockford (or in another capacity agreed by Rockford, Monument, Suttle, and 3G). Suttle will carry out the duties of such offices on an independent contractor basis and not as Rockford's employee.
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      2.3   Advisory Director. 3G will designate its associate Jerry Goldress to serve as an "Advisory Director" of Rockford, with the right to receive notice of, to attend, and to speak at meetings of Rockford's Directors, but not to vote on any matters.

      2.4 Compensation of 3G Associates. 3G will pay, and bear exclusively, all compensation of Suttle, Goldress, and any other 3G associate working on the Rockford engagement.

3 ROCKFORD COOPERATION. Rockford will extend full cooperation to 3G and Suttle, will provide full access to its employees, officers, consultants and Directors, and will provide full access to all of its files, books and corporate and financial records. Rockford's Board of Directors will at all times retain control of Rockford and its business.

4 TERMINATION. This Contract may be terminated at any time by Rockford or 3G. Termination requires 90 days written notice. Upon termination Suttle will withdraw and be released from his obligations to Rockford set forth in Section 2 of the Agreement.

5     COMPENSATION AND EXPENSES.

      5.1 Base Retainer. Rockford will pay 3G a retainer fee of $30,000 per month payable in advance on the 8th day of each month. This retainer fee is non-refundable, except that if this Contract is terminated by 3G effective on some day other than the 8th day of the month the final fee payment will be pro-rated or a refund will be given for any unearned portion.

      5.2 Bonus Fees. As additional compensation for 3G's services under this Contract, Rockford will pay 3G an annual bonus, with the amount and timing of payment determined by Rockford's Board of Directors taking into account (a) Suttle's compensation in prior positions and Rockford's original plan to pay bonuses sufficient to increase the base compensation by $120,000 per year, (b) the need to provide substantial "upside" compensation to Suttle if Rockford is successful, and (c) the bonus paid by Rockford to the most senior members of its management team. The initial bonus under this Contract will be paid for Rockford's fiscal year ended September 1995 and will be in an amount consistent with the bonus declared for the most senior members of Rockford's management other than Suttle. 3G waives and relinquishes all right to payments under the bonus formula established in the Prior Contracts.

      5.3 Termination Fees. If this Contract is terminated by Rockford, Rockford will continue to pay to 3G its base retainer for 9 months after the date of termination.

      5.4   Option Compensation.

            5.4.1 Prior Option. As contingent compensation for 3G's services under the Prior Contracts, Rockford granted to 3G an option (the "Prior Option") on or before August 1, 1999, to purchase 50,000 of its authorized but unissued common stock at a price of $23.00 per share (the "Exercise Price"), protected against dilution only from stock dividends, stock splits,


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                  reverse stock splits, mergers, consolidations,
                  recapitalizations and corporate adjustments.

            5.4.2 Amendment of Prior Option. As of October 28, 1994, Rockford
                  restructured its 10.5% Convertible Subordinated Debentures into Senior Notes with Warrants and reduced the exercise price of the Warrants from $23.00 to $6.50. In connection with such restructuring, Rockford and 3G agreed to reduce the Exercise Price to $6.50 per share; this Contract constitutes written acknowledgment of Rockford and 3G that the Exercise Price was reduced to $6.50 per share effective as of October 28, 1994. Rockford further agrees to extend the Prior Option in connection with the execution of this Contract, so that 3G may exercise the Prior Option at any time before August 1, 2002 (unless the Prior Option expires earlier under a provision of this Contract). As amended and extended, the Prior Option is referred to in this Contract as the "Option."

            5.4.3 [Intentionally Omitted].

            5.4.4 Vesting. The Prior Contracts provided for vesting of the Prior
                  Option over a period ending August 1, 1995. The Option is now 100% vested.

            5.4.5 Limited Assignment Right. 3G may assign the Options to and among its associates (including Suttle) or to any corporation, firm or joint venture formed by them to hold the Option. No other assignment is permitted.

            5.4.6 Investment Representation. In order to exercise the Option 3G or any permitted assignee (1) must qualify as an "accredited investor" and must give reasonably satisfactory investment representations or (2) must provide other evidence reasonably satisfactory to Rockford that the proposed exercise is exempt from registration under, and otherwise complies with, applicable federal and state securities laws.

            5.4.7 Notice of Exercise and Payment upon Exercise. 3G or its permitted assignee must give Rockford written notice of its intention to exercise the Option not less than 10 nor more than 90 days before the date on which it intends to exercise the Option (the "Closing Date" or "Exercise Date"). The notice must state the Closing Date and the number of shares to be purchased. The notice creates a binding obligation on 3G or its permitted assignee to purchase the specified number of shares on the Closing Date. Rockford must deliver the shares, and 3G or its permitted assignee must pay for them in cash, on the Closing Date.

            5.4.8 Taxes and Election not to Issue Shares. 3G acknowledges that, as an independent contractor, upon exercise of the options it (or its permitted assignee) may become subject to (and is solely responsible for payment of) tax on the excess of the fair market value of the shares purchased over the option exercise price. Rockford may become entitled to a deduction in


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                  the same amount pursuant to provisions of the Internal Revenue
                  Code of 1986 and IRS regulations thereunder (the "Code"). Rockford may elect not to issue up to that percentage of shares that is equal to the maximum marginal rate of taxes 3G (or its permitted assignee) would be required by the Code to pay to the IRS upon exercise of the options; Rockford will pay the fair market value of any withheld shares to the IRS for the account of 3G or its permitted assignee, as applicable. At the time of any exercise 3G or its permitted assignee may pay the cash value attributed to the withheld shares to Rockford and Rockford will then issue all the shares for which the Option is exercised. Rockford will make an election to withhold shares only upon advice of its professional advisors that such action is necessary to protect its deduction (and then it will withhold only the amount required by the Code); such an election will not constitute an admission by either 3G or Rockford that 3G is an employee of Rockford and 3G will at all times be an independent contractor to Rockford.

      5.5 Split Dollar Life Insurance. Upon 3G's request, Rockford will institute a program of "split dollar" life insurance covering Suttle providing for payments by Rockford of up to $36,000 per year.

      5.6 Expense Reimbursement. In addition to compensation provided hereunder, Rockford will reimburse 3G or Suttle for reasonable out of pocket expenses incurred on Rockford's behalf, subject to Rockford's right to require adequate documentation of expenses.

6 CONFIDENTIAL INFORMATION. During and after the term of 3G's engagement pursuant to this Contract, 3G and its associates will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any trade secrets or other proprietary or confidential information and data of Rockford or about its business ("Confidential Information"). 3G and its associates will not, during or after the term of this Agreement, use (either alone or with others), disclose to any person, or encourage anyone else to disclose, any Confidential Information except within the scope of 3G's duties and responsibilities for Rockford or with Rockford's consent.

7 RETURN OF ROCKFORD DOCUMENTS. Upon termination of 3G's engagement pursuant to this Contract, 3G will return to Rockford all records and documents of or pertaining to Rockford (including, but not limited to, customer, distributor, and supplier lists, names, or addresses) and will not make, retain, or give to any other person any copy or extract of any such record or document. "Record" includes, but is not limited to, information stored on computer.

8 NON-SOLICITATION. During and after the term of 3G's engagement for Rockford pursuant to this Contract, 3G will not solicit, or assist others to solicit, any customers, distributors, suppliers, or employees of Rockford who did business or agreed to do business with Rockford at any time before or during the term of 3G's engagement for Rockford pursuant to this Contract.


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      If this section is deemed unreasonable as to time or scope by any court or arbitrator, then such court or arbitrator is directed to modify this section as to time or scope, or both, so that this section is reasonable and to then enforce this section as modified. 3G acknowledges and agrees that the market for Rockford's product is limited and international in scope, so that any solicitation activities in violation of this section would cause material harm to Rockford.

9 ACTIONS. 3G acknowledges that it would be difficult to determine damages, and Rockford will not have an adequate remedy at law, if 3G breaches this Contract. Accordingly, if 3G breaches this Contract, Rockford may seek injunctive relief to enforce this Contract. Nothing in this section limits or excludes any and all other rights, including rights to money damages, granted to Rockford in law or equity.

10 SEVERABILITY. If any section of this Contract is deemed unreasonable by a court or arbitrator, that section is severable from the remainder of this Contract, which is to be enforced according to its terms irrespective of the enforceability of the unreasonable section so long as enforcement is consistent with the general intent of the parties as evidenced by this Contract taken as a whole.

11    RELEASE AND INDEMNIFICATION.

      11.1 Release. Rockford releases 3G (and its employees, representatives, and associates working on the Rockford engagement, including Suttle) from any and all liability to Rockford so long as such liability arises out of an action, or failure to take action, which 3G (or its employees, representatives, and associates) believed in good faith to be in Rockford's best interest and not in contravention of this Contract or the Agreement.

      11.2 Indemnity. Rockford indemnifies and holds harmless 3G, its employees, representatives and associates, including Suttle (an "Indemnified Party"), from and against any and all losses, damages, costs and expenses, including all legal fees, court costs, and out-of-pocket expenses (a "Loss") in any way arising out of or in connection with an Indemnified Party's activities on Rockford's behalf and asserted against an Indemnified Party by Rockford, any of its officers, Directors, debenture owners or stockholders, or any other person, so long as the Loss arises out of an action, or failure to take action, which the Indemnified Party in good faith believed to be in Rockford's best interest.

      11.3 Procedure, Expenses, and Defense. If there is a Loss, an Indemnified Party must notify Rockford promptly of the claim and Rockford will advance expenses incurred in connection with the claim on behalf of the Indemnified Party. Rockford may decline to advance expenses if its Board of Directors determines, in good faith and within 30 days after receiving notice of the claim from the Indemnified Party, that the Indemnified Party is not entitled to indemnification under the circumstances; however, such determination is not binding upon the Indemnified Party in any action for indemnification. Rockford is entitled to assume the defense of any claim, using counsel of its choice reasonably


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            satisfactory to the Indemnified Party, and will not be responsible for the fees of counsel to the Indemnified Party after it assumes the defense.

12 NON-ASSIGNABILITY. The rights and obligations of Rockford and 3G under this Contract are not assignable, except 3G's may assign its option rights to the extent expressly permitted. Any other purported or attempted assignment of 3G's or Rockford's rights is a material breach of this Contract.

13 EMPLOYMENT OF 3G PERSONNEL BY ROCKFORD . If Rockford employs Suttle (or any other person working for 3G) during the term of this Contract, Rockford will pay 3G 35% of such person's salary and incentive bonus during the first year of such person's employment.

14 CONFLICTS WITH AGREEMENT. If there is a conflict between this Contract and the Agreement, this Contract will regulate the relations between Rockford and 3G and the Agreement will regulate the relations between Suttle and Monument.

15 NOTICES. Notices under this Contract are effective upon delivery or three days after mailing, certified or registered mail, return receipt requested, to the addresses stated on the signature page of this Contract (which may be changed by notice).

16 INTEGRATION AND AMENDMENT. This Contract is the entire agreement of the parties with respect to the engagement of 3G by Rockford, supersedes all prior agreements between 3G and Rockford (including the Prior Contracts), and may be amended only by a written document signed by both parties.

17 GOVERNING LAW. Arizona law will govern this Contract and any disputes arising out of or related in any way to this Contract.

18 ATTORNEYS' FEES. In any proceeding arising out of or related to this Contract, the prevailing party is entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.

19 ARBITRATION. Disputes not resolved by the parties and arising out of or related in any way to this Contract will be submitted to binding arbitration in metropolitan Phoenix, Arizona, before a single arbitrator or, if the parties cannot agree upon a single arbitrator, before a panel of three arbitrators, one selected by each party (within 10 days after notice of a dispute and failure to agree upon a single arbitrator) and a third appointed by the arbitrators selected by the parties. The selection of arbitrators and all arbitration proceedings will be in accordance with the rules of the American Arbitration Association, as amended to the date of the proceedings, and judgment upon the award may be entered in any court having jurisdiction. The arbitrators will render a decision within 30 days after their appointment and may award the costs of arbitration as they see fit.

20 ASSIGNMENT TO SUTTLE. If Suttle terminates his association with 3G for any reason then, at Suttle's option, 3G will assign all of its obligations and rights under this Contract to Suttle and Suttle will assume all such rights and obligations. Rockford consents to any


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      such assignment and agrees that 3G will then be released from its obligations under this Contract.

21 EXECUTION AND EFFECTIVE DATE. This Contract is executed _______________, 1995, and is effective as of August 1, 1995.



                                    Grisanti, Galef & Goldress, Inc.



                                    By /s/ ________________________________
                                       Jerry Goldress, Chairman
                                       Address: 987 Tahoe Blvd #206
                                                Incline Village, NV 89451


                                    Rockford Corporation



                                    By /s/ ________________________________
                                       Glen Carrio, Chairman
                                       Address: 648 South River Drive
                                                Tempe, Arizona 85281


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